EXHIBIT 99.2

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                               MAF BANCORP, INC.,
                             a Delaware corporation

                                       and

                             FIDELITY BANCORP, INC.,
                             a Delaware corporation



                                December 16, 2002











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                                TABLE OF CONTENTS
                                                                           PAGE

I.       THE MERGER...........................................................1
         1.1      Effects of the Merger.......................................1
         1.2      Conversion of Shares upon the Merger........................2
         1.3      Stock Options...............................................2
         1.4      Consummation of the Merger; Effective Time..................4
         1.5      Exchange of Company Common Stock............................4

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................6
         2.1      Organization................................................6
         2.2      Authorization...............................................7
         2.3      Conflicts...................................................7
         2.4      Capitalization; Ownership of the Company....................8
         2.5      Purchaser Financial Statements; Material Changes............9
         2.6      Purchaser SEC Filings.......................................9
         2.7      Purchaser Reports...........................................9
         2.8      Compliance With Laws.......................................10
         2.9      Disclosure.................................................10
         2.10     Litigation.................................................11
         2.11     Defaults...................................................11
         2.12     Absence of Purchaser Material Adverse Change...............11
         2.13     Undisclosed Liabilities....................................11
         2.14     Licenses...................................................11
         2.15     Government Approvals.......................................12
         2.16     Fees.......................................................12
         2.17     Fairness Opinion...........................................12
         2.18     Taxation of the Merger.....................................12
         2.19     Insurance..................................................12
         2.20     Employee Benefit Plans.....................................12

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................12
         3.1      Organization...............................................12
         3.2      Authorization..............................................13
         3.3      Conflicts..................................................14
         3.4      Capitalization and Stockholders............................14
         3.5      Company Financial Statements; Material Changes.............15
         3.6      Company SEC Filings........................................16
         3.7      Company Reports............................................16
         3.8      Compliance With Laws.......................................16
         3.9      Litigation.................................................17
         3.10     Defaults...................................................17
         3.11     Absence of Company Material Adverse Change.................17
         3.12     Undisclosed Liabilities....................................18
         3.13     Licenses...................................................18
         3.14     Governmental and Stockholder Approvals.....................18
         3.15     Antitakeover Provisions Inapplicable.......................18

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                                TABLE OF CONTENTS
                                  (continued)
                                                                           PAGE


         3.16     Disclosure.................................................18
         3.17     Taxes......................................................19
         3.18     Insurance..................................................20
         3.19     Loans; Investments.........................................20
         3.20     Interest Rate Risk Management Arrangements.................21
         3.21     Allowance for Loan and Lease Losses........................21
         3.22     Company Benefit Plans......................................21
         3.23     Environmental Matters......................................25
         3.24     Material Contracts.........................................26
         3.25     Real Property..............................................26
         3.26     Indemnification............................................27
         3.27     Insider Interests..........................................27
         3.28     Rights Agreement...........................................27
         3.29     Bankruptcy Claims..........................................28
         3.30     Fairness Opinion...........................................28
         3.31     Fees.......................................................28

IV.      COVENANTS...........................................................28
         4.1      Conduct of Business by the Company Until the Effective
                  Time.......................................................28
         4.2      Conduct of Business by Purchaser Until the Effective Time..33
         4.3      Certain Actions............................................34
         4.4      Request for Consent........................................35

V.       ADDITIONAL AGREEMENTS...............................................35
         5.1      Inspection of Records; Confidentiality.....................35
         5.2      Meetings of the Company....................................36
         5.3      Bank Merger................................................36
         5.4      D&O Indemnification........................................36
         5.5      Affiliate Letters..........................................37
         5.6      Regulatory Applications....................................38
         5.7      Financial Statements and Reports...........................38
         5.8      Registration Statement; Stockholder Approval...............38
         5.9      Notice.....................................................39
         5.10     Press Releases.............................................39
         5.11     Delivery of Supplements to Disclosure Schedules............40
         5.12     Tax Opinion................................................40
         5.13     Tax Treatment..............................................40
         5.14     Resolution of Company Benefit Plans........................41
         5.15     Appointment to Purchaser Board of Directors................42
         5.16     Advisory Board.............................................42
         5.17     Rights Agreement...........................................43
         5.18     Environmental Investigation................................43
         5.19     Cooperation................................................44

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                                TABLE OF CONTENTS
                                  (continued)
                                                                           PAGE


VI.      CONDITIONS..........................................................44
         6.1      Conditions to the Obligations of the Parties...............44
         6.2      Conditions to the Obligations of Purchaser.................44
         6.3      Conditions to the Obligations of the Company...............47

VII.     TERMINATION; AMENDMENT; WAIVER......................................48
         7.1      Termination................................................48
         7.2      Termination Fee to Purchaser...............................50
         7.3      Termination Fee to the Company.............................51
         7.4      Expenses...................................................51
         7.5      Effect of Termination; Survival of Agreements..............51
         7.6      Amendment..................................................51
         7.7      Waiver.....................................................51

VIII.    GENERAL PROVISIONS..................................................52
         8.1      Survival...................................................52
         8.2      Notice.....................................................52
         8.3      Applicable Law.............................................53
         8.4      Headings, Etc..............................................53
         8.5      Severability...............................................53
         8.6      Entire Agreement; Binding Effect; Nonassignment;
                  Counterparts...............................................53
         8.7      Definitions................................................53


                                    EXHIBITS

         Exhibit A-1     Form of Conversion Agreement*
         Exhibit A-2     Form of Cancellation Agreement*
         Exhibit B       Form of Certificate of Merger*
         Exhibit C       Form of Bank Merger Agreement*
         Exhibit D       Form of Affiliate Letter
         Exhibit E       Forms of Letter of Understanding*
         Exhibit F       Form of Benefits Letter*
         Exhibit G       Index

*  Intentionally omitted.

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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 16th day of December, 2002, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and Fidelity Bancorp, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that the Company be merged with and into Purchaser in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

         WHEREAS, in connection with the merger of the Company with and into Purchaser (the "Merger"), Purchaser and the Company intend that Fidelity Federal Savings Bank, a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a wholly-owned subsidiary of Purchaser ("Mid America"); and

         WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1      Effects of the Merger.

                  (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of the Company shall cease and the Company shall be merged with and into Purchaser at the Effective Time (as defined below) in accordance with the DGCL, with Purchaser being the continuing and surviving corporation (the "Surviving Corporation").

                  (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

                  (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time; provided, however, the Chairman and Chief Executive Officer of the Company, as of the date

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hereof, shall be appointed: (i) to the board of directors of the Surviving
Corporation, with a position in that class of directors the term of which expires at the third annual meeting of Purchaser's stockholders following the Effective Time and (ii) to the board of directors of Mid America. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time; provided, however, the President of the Company, as the date hereof, shall be appointed, at the Effective Time, as an officer of Purchaser and Mid America, in accordance with the provisions of
Section 5.14(c).

         1.2 Conversion of Shares upon the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

                  (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged following the Merger.

                  (b) Company Common Stock. Subject to Sections 1.2(c) and 1.5(c), each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.89 fully paid and nonassessable shares of Purchaser Common Stock, subject to adjustment pursuant to this Section 1.2(b) (such ratio as may be modified pursuant to this Section 1.2(b), to the extent applicable, being referred to herein as the "Exchange Ratio", and the value of such shares of Purchaser Common Stock is referred to herein as the "Merger Consideration"). If subsequent to the date of this Agreement but prior to the Effective Time, Purchaser should split or combine shares of Purchaser Common Stock, or pay a dividend or other distribution in Purchaser Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution. If subsequent to the date of this Agreement, but prior to the Effective Time, the Company should split or combine shares of Company Common Stock, or pay a dividend or other distribution in Company Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                  (c) Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

         1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall, at the

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option of the holder of such Option, be converted pursuant to either Section
1.3(a)(i) or (ii) below:

                           (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers an agreement in the form of Exhibit A-1 attached hereto ("Conversion Agreement") shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby, and except that any limited rights related to such Option shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

                           (ii)     each Option not  converted  pursuant to
         Section 1.3(a)(i) above, shall be converted into the right to receive cash, to be paid in accordance with this Section 1.3(a)(ii). All Options converted to cash pursuant to this Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of shares of Company Common Stock covered by such Option multiplied by the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the Option converted by such holder. A holder of an Option who has executed a cancellation agreement, substantially in the form of Exhibit A-2 attached hereto ("Cancellation Agreement"), that is delivered by the Company to Purchaser (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this
         Section 1.3(a)(ii) at the Closing (as defined below), and (y) after the Effective Time shall be paid the amount to be paid pursuant to this
         Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (b) The Company shall amend each Company Stock Option Plan (as defined below) to provide for the conversion or cancellation of Options in accordance with this Section 1.3 (such amendments may be referred to herein together as the "Plan Amendments"). The Company shall also provide to Purchaser a notice identifying the conversion option

                                      -3-

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applicable to holders of the Options under Section 1.3(a) not less than five (5)
business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) whether such Option shall be converted or cancelled as selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be cancelled and paid pursuant to Section 1.3(a)(ii).

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable, but not later than ten (10) business days (unless otherwise agreed to by the parties) after all of the conditions set forth in
Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived, provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth in Exhibit B (the "Certificate of Merger") to be executed in accordance with the DGCL and to be filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

         1.5      Exchange of Company Common Stock.

                  (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, Computershare Investor Services LLP (the "Exchange Agent"), pursuant to documentation reasonably acceptable to Purchaser and the Company consistent with the terms hereof, shall mail to each holder of record of a certificate or certificates which, as of the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate evidencing the number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, and the Certificate so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within three (3) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate

                                      -4-

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so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.2 above.

                  (b) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.5(b) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.5(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

                  (c) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share of Purchaser Common Stock, the Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest)

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equal to the product of such fraction multiplied by the closing price of
Purchaser Common Stock on The Nasdaq National Market ("Nasdaq") on the Closing Date.

                  (d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company that:

         2.1      Organization.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect (as defined below). Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined below), to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

                  (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws. Mid America has all requisite power and authority to enter into the Bank Merger Agreement (as defined below) and, upon the approval of all requisite state and federal regulatory agencies and the sole stockholder of Mid America, to consummate the transactions contemplated thereby.

                  (c) Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule (as defined below), Purchaser has, and to Purchaser's Knowledge (as defined below) will have, no direct or indirect subsidiaries other than MAF Developments, Inc., N.W. Financial Corporation, Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Ambria Development Corporation, Randall Road Development Corporation, Reigate Woods Development Corporation, Mid America Re, Inc., Mid Town Development Corporation and Equitable Finance Corporation (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the

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"Purchaser Subsidiaries"). Except as set forth on Schedule 2.1(c) to the
Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois, Delaware or Vermont, as applicable, and in any other jurisdiction where it is required to be so qualified, except where the failure to be so qualified does not have a Purchaser Material Adverse Effect, with entity power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.

                  (d) Purchaser and each of the Purchaser Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Purchaser Material Adverse Effect.

         2.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action on the part of Purchaser has been taken. This Agreement has been duly executed and delivered by Purchaser and, subject to the approval of all requisite state and federal regulatory agencies, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of Purchaser will need to be amended to effectuate the transactions contemplated by this Agreement. No vote of the stockholders of Purchaser is required for Purchaser to enter into and perform under this Agreement in accordance with
Section 251(f) of DGCL.

         2.3 Conflicts. The execution and delivery of this Agreement by Purchaser, and of the Bank Merger Agreement by Mid America, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary. The execution and delivery of this Agreement by Purchaser, and of the Bank Merger Agreement by Mid America, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Purchaser Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Purchaser or Mid America in connection with the execution and delivery of this Agreement or the Bank Merger Agreement or the consummation by Purchaser or Mid America of the transactions contemplated hereby or thereby, the absence of which would have a Purchaser Material Adverse Effect, except for those relating to: any application or notice with

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the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of the Company (the "Proxy Statement") to be called pursuant to Section 5.8 hereof; the Certificate of Merger to be filed with the Secretary of State of the State of Delaware; any filings, approvals or no-action letters with or from state securities authorities; and any antitrust filings, consents, waivers or approvals.

         2.4      Capitalization; Ownership of the Company.

                  (a) As of December 11, 2002, the capital stock of Purchaser consists of the following:


    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED          OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------          -----------         --------

       Common                $ .01           80,000,000       25,420,650        23,252,755         2,167,895
       Preferred             $ .01            5,000,000             0                 0                 0



All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the aggregate Merger Consideration in accordance with Section 1.2 hereof. None of the shares of Purchaser Common Stock to be issued in the Merger will be entitled to any preemptive rights.

                  (b) As of December 11, 2002, Purchaser had reserved 3,428,892 shares of Purchaser Common Stock for issuance under stock option plans (the "Purchaser Stock Option Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 2,385,285 shares of Purchaser Common Stock were outstanding as of December 11, 2002. Except as set forth on Schedule 2.4 to the Purchaser Disclosure Schedule, and except for the Purchaser Stock Option Plans and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined below), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

                  (c) No capital stock of any of the Purchaser Subsidiaries is or may become required to be issued (other than to Purchaser or Purchaser Subsidiaries) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Purchaser Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Purchaser to vote or to dispose of shares of the capital stock of any Purchaser Subsidiary. Except as set forth on
Schedule 2.1(c) to the Purchaser Disclosure Schedule, all of the shares of capital stock of each Purchaser Subsidiary held by Purchaser, Mid America or by wholly-owned subsidiaries of Mid America are fully paid and non-assessable and are owned by Purchaser, Mid America or by wholly-owned subsidiaries of Mid America free and clear of any claim, lien or encumbrance.

                  (d) Purchaser has not been at any time during the three years preceding the date of this Agreement an "interested stockholder" of the Company as defined under Section 203 of the DGCL.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered or made available to the Company its audited consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, and the unaudited consolidated financial statements for the nine months ended September 30, 2002 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements: (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of Purchaser as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 2001 to the date hereof, Purchaser and the Purchaser Subsidiaries, taken as a whole, have not undergone or suffered a Purchaser Material Adverse Change (as defined below).

         2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements on Schedule 14A of the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001 and 2002, and
(b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act"), by Purchaser with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") since January 1, 2000.

         2.7 Purchaser Reports. (a) Since January 1, 2000, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Purchaser Report that would constitute a Purchaser Material Adverse Effect.

         2.8 Compliance With Laws. (a) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, the business of Purchaser and each Purchaser Subsidiary are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes, regulations, rules or ordinances (including, without limitation, any statute, regulation, rule or ordinance pertaining to the protection, preservation, conservation or regulation of the environment) relating to the properties occupied or used by Purchaser or any Purchaser Subsidiary, except for possible violations which do not have a Purchaser Material Adverse Effect.

                  (b) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, no investigation or review by any governmental entity with respect to the Purchaser or any Purchaser Subsidiary is pending or, to the Knowledge of Purchaser, threatened, nor has any governmental entity indicated to the Purchaser an intention to conduct the same, other than normal bank regulatory examinations and examinations the outcome of which will not have a Purchaser Material Adverse Effect.

         2.9 Disclosure. None of the information supplied by Purchaser for inclusion in the Proxy Statement or the information relating to Purchaser and the Purchaser Subsidiaries in the Registration Statement will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate only to the Company or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act.

         2.10 Litigation. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Purchaser or any Purchaser Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, that has a Purchaser Material Adverse Effect.

         2.11 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, except as disclosed on Schedule 2.11 to the Purchaser Disclosure Schedule, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.12 Absence of Purchaser Material Adverse Change. Since December 31, 2001, there has not occurred a Purchaser Material Adverse Change (as defined below).

         2.13 Undisclosed Liabilities. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including, without limitation, taxes with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities"), have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2001 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2001, in the ordinary course of business.

         2.14 Licenses. Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted, except for such Purchaser Permits which, the failure to hold, would not have a Purchaser Material Adverse Effect.

         2.15 Government Approvals. Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe may prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority prior to September 30, 2003.

         2.16 Fees. Other than the financial advisory services performed for Purchaser by Sandler O'Neill & Partners, L.P., neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.17 Fairness Opinion. Purchaser has received an opinion, dated the date of this Agreement, from Sandler O'Neill & Partners, L.P., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to Purchaser's stockholders from a financial point of view.

         2.18 Taxation of the Merger. Neither Purchaser nor any Purchaser Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

         2.19 Insurance. In the reasonable judgment of management of Purchaser, Purchaser and each Purchaser Subsidiary maintain insurance with an insurer which is sound and reputable on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured by prudent corporations engaged in the same or similar businesses.

         2.20 Employee Benefit Plans. Set forth on Schedule 2.20 to the Purchaser Disclosure Schedule are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Purchaser or any Purchaser Subsidiary has in effect as of the date hereof, and true and correct copies of each such plan are attached to and made a part of
Schedule 2.20 (except for such employee benefit plans identified on Schedule
2.20 as having been filed as exhibits to the Purchaser SEC Reports identified on
Schedule 2.20).

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that:

         3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws. The Bank has all requisite power and authority to enter into the Bank Merger Agreement and, upon the approval of the Governmental Authorities and the sole stockholder of the Bank, to consummate the transactions contemplated thereby.

                  (c) The Company has no direct or indirect subsidiaries other than Fidelity Corporation and Fidelity Loan Services, Inc. (the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of its state of incorporation, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a Company Material Adverse Effect.

         3.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and of the Governmental Authorities will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 Conflicts. The execution and delivery of this Agreement by the Company, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary. The execution and delivery of this Agreement by the Company, and of the Bank Merger Agreement by the Bank, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Company Material Adverse Effect, (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time, or (iii) are disclosed on Schedule 3.24 to the Company Disclosure Schedule (as defined below). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company or the Bank in connection with the execution and delivery of this Agreement or the Bank Merger Agreement or the consummation by the Company or the Bank of the transactions contemplated hereby or thereby, the absence of which would have a Company Material Adverse Effect, except for those relating to: any application or notice with the Governmental Authorities; the Purchaser's Registration Statement and the Company's Proxy Statement with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Stockholders. (a) As of the date hereof, the capital stock of the Company consists of the following:


    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED         OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------         -----------         --------
       Common                 $0.01           80,000,000       5,673,464         3,091,515         2,581,949
       Preferred              $0.01            5,000,000           0                 0                 0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the Knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock as of the relevant record date will be entitled to vote to adopt the Agreement.

                  (b) As of the date hereof, the Company has 266,088 shares of Company Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of the Company or Company Subsidiaries ("Company Stock Option Plans") pursuant to which options covering an aggregate of 266,088 shares of Company Common Stock are outstanding as of the date hereof. As of the date hereof, all of the shares of Company Common Stock authorized to be issued under the Bank's Recognition and Retention Plan for

Officers and Employees and the Bank's Recognition and Retention Plan for Outside Directors (the "RRP Plans") have been awarded, vested and distributed, except as set forth on Schedule 3.4 to the Company Disclosure Schedule. Except pursuant to the Rights Agreement, as set forth in this Section 3.4 and for the Merger, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth on Schedule 3.4 to the Company Disclosure Schedule and has an exercise price in the amount set forth on Schedule 3.4 to the Company Disclosure Schedule.

                  (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the Company's Knowledge, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of Company Common Stock held by each such stockholder and by each director and senior officer of the Company.

                  (d) No capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company are fully paid and non-assessable and are owned by the Company free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered or made available to Purchaser its audited consolidated financial statements for the years ended September 30, 2002, 2001 and 2000 (collectively, the "Company Financial Statements"); provided, however, that the audit opinion for the financial statements for the year ended September 30, 2002 has not yet been delivered to the Company or made available to Purchaser and the Company agrees to deliver the actual, signed audited financial statements for the year ended September 30, 2002, promptly following their availability, and represents that such actual, signed audited financial statements will be substantially similar in all material respects to the September 30, 2002 consolidated financial statements delivered in draft form to Purchaser in satisfaction of the first sentence of this Section 3.5; provided, further, that all references herein to the consolidated financial statements for the year ended September 30, 2002 shall be deemed to be a reference to the audited financial statements from and after the delivery of such audited financial statements, provided such audited consolidated financial statements are substantially similar in all material respects to the September 30, 2002 consolidated financial statements delivered in draft form to Purchaser. The Company Financial Statements: (x) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto; and (y) fairly present in all material respects the consolidated financial condition of the Company as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended. Since September 30, 2002 to the date hereof, the Company and the Company Subsidiaries, taken as a whole, have not undergone or suffered a Company Material Adverse Change (as defined below).

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A to the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001 and 2002, (b) all other reports or filings, as amended, filed under the Securities Exchange Act by the Company with the SEC since January 1, 2000, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act since January 1, 2000, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2000.

         3.7 Company Reports. (a) Since January 1, 2000, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Company Reports"). The Company has previously made available to the Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except for examinations or reviews conducted by the OTS or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Company Report that would have a Company Material Adverse Effect.

3.8 Compliance With Laws. (a) To the Knowledge of the Company, the businesses of the Company and each Company Subsidiary are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary except for possible violations which either singly or in the aggregate do not have a Company Material Adverse Effect.

                  (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Company's Knowledge, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the Knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

                  (c) No investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than normal bank regulatory examinations.

         3.9 Litigation. Except as identified on Schedule 3.9 to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $100,000, or which would materially affect the ability of the Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Company Material Adverse Change. Since September 30, 2002, there has not been, except for the transactions as contemplated herein or matters related thereto, any Company Material Adverse Change.

         3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of September 30, 2002 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except Liabilities incurred since September 30, 2002, in the ordinary course of business.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Company Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted, except for such Company Permits which, the failure to hold, would not have a Company Material Adverse Effect.

         3.14 Governmental and Stockholder Approvals. To the Company's Knowledge, no fact or condition exists with respect to the Company or any Company Subsidiary which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the stockholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. Other than Section 203 of the DGCL, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Certificate of Incorporation, By-laws or Rights Agreement, (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement, the Certificate of Merger, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, the Certificate of Merger, or any provision hereof, or (iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Assuming the accuracy of the representation of Purchaser set forth in Section 2.4(d) above, the Company has taken all steps necessary to cause the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL to be inapplicable to this Agreement and the transactions contemplated hereby.

         3.16 Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the meeting of the Company's stockholders to be held for purposes of adopting the Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to the Company which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Company under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.17 Taxes. (a) The Company, each Company Subsidiary and each other company or joint venture where the Company or a Company Subsidiary owns more than 80% of the equity interest of such entity measured by both vote and value (a "Tax Subsidiary") have each timely filed all material tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (except as set forth on Schedule 3.17 to the Company Disclosure Schedule, all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary and Tax Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all material income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary or Tax Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary or Tax Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of the Company and each Company Subsidiary and Tax Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last seven (7) years. Neither the Company nor any Company Subsidiary or Tax Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. The Company and each Company Subsidiary have delivered or made available to Purchaser correct and complete (in all material respects) copies of all federal and state income tax returns and supporting schedules for all tax years since September 30, 1996.

                  (b) Within the last seven (7) years, the Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary or Tax Subsidiary is, or has been, a party to any tax allocation agreement or similar arrangement pursuant to which it has any contingent or outstanding tax-related liability to anyone other than the Company, any Company Subsidiary or Tax Subsidiary.

                  (c) The Company, each Company Subsidiary and each Tax Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes, and all payments or deposits with respect to taxes set forth therein have been timely made, and, in a manner consistent with industry standards, have notified, and followed up with, all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with the Company or the appropriate Company Subsidiary or Tax Subsidiary in accordance with in all material respects applicable federal, state and local tax laws.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the reasonable judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion. Neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19     Loans; Investments. (a) Except as otherwise disclosed on
Schedule 3.19 to the Company Disclosure Schedule, each loan reflected as an asset on the Company Financial Statements is, to the Company's Knowledge, evidenced by appropriate and sufficient documentation in all material respects and constitutes, to the Company's Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. To the Company's Knowledge, no obligor named under any such loan is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and to the Company's Knowledge no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined herein) as of November 30, 2002.

                  (b) Except as set forth on Schedule 3.19(b) to the Company Disclosure Schedule, to the Company's Knowledge, all guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

                  (c) Except as set forth on Schedule 3.19(c), to the Company's Knowledge, in originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

                  (d) Except as set forth in Schedule 3.19(d) to the Company Disclosure Schedule and except for pledges to secure public and trust deposits, none of the investments reflected in the Company Financial Statements and none of the investments made by the

Company since September 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.19(d) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of November 30, 2002, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

                  (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with SFAS 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Except as set forth on Schedule 3.20 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan and Lease Losses. The Company's allowance for loan and lease losses as of the date hereof, and as of the date of the most recent monthly review, is in the reasonable judgment of the Company, adequate to provide for probable losses on outstanding loans and leases, consistent with the standards of the OTS and based upon GAAP.

         3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of

ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on Schedule 3.22(a)(ii) to the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and to the Knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

                  (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included in Schedule 3.22(b) to the Company Disclosure Schedule), and, to the Knowledge of the Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. Except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, no Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Except as set forth on
Schedule 3.22(b) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, for each Company Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

                  (c) Except as set forth on Schedule 3.22(c) to the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a material liability on the part of Company or any Company Subsidiary or any such Plan.

                  (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. To the Knowledge of the Company, no Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

                  (e) Neither the Company nor any Company Subsidiary has incurred, nor to the Knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

                  (f) Except as set forth on Schedule 3.22(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, any Company Subsidiary, or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

                  (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

                  (h) Schedule 3.22(h) to the Company Disclosure Schedule lists: (i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit and is a "disqualified individual" within the meaning of Section 280G of the Code, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, number of years of service, estimated compensation for 2002 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1998 through 2002 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099 (other than for compensation for calendar year 2002, which, for each such individual, is based on 2002 base salary, bonus paid in 2002, vesting, if any, of shares issued under RRP Plans (at $27 per share), an estimate of fringe benefits, if any, and the exercise of non-qualified stock options); (ii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iii) a listing of the participants in the Fidelity Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan") and the number of unallocated shares of Company Common Stock held by such trusts; and (iv) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

                  (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

                  (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the Company's Knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and used as a banking related facility; (ii) other real estate owned, if any ("Company REO"), by the Company or any Company Subsidiary as defined by any federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest.

                  (b) Except as set forth on Schedule 3.23 to the Company Disclosure Schedule, to the Knowledge of the Company, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws (as defined below); (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, policy or other Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse affect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

                  (c) The Company and each Company Subsidiary are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder, and amendments thereto) ("Environmental Laws"). Neither the Company nor any Company Subsidiary have received notice of, nor to the Knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

                  (d) To the Knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

                  (e) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is required to have any governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.

         3.24 Material Contracts. Schedule 3.24 to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.24 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or Company Subsidiaries (as applicable) and, to the Company's Knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's Knowledge, any other party thereto, has occurred which has a Company Material Adverse Effect. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts as a result of entering into this Agreement and the consummation of the Merger.

         3.25 Real Property. (a) The Company and each Company Subsidiary have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company or any Company Subsidiary in the Company Financial Statements dated as of September 30, 2002 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) such liens, claims, mortgages, security interests, leases, agreements and tenancies, licenses, options, options to purchase, covenants, conditions, restrictions, rights of way, easements, judgments, and other matters affecting the real properties as set forth on Schedule 3.25(a) to the Company Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary (whether owned or leased by the Company or any Company Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary on the Company Disclosure Schedule is held as disclosed on Schedule
3.25 to the Company Disclosure Schedule. The Company and each Company Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and except as set forth on

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Schedule 3.25(a) to the Company Disclosure Schedule such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances and security interests. Set forth on Schedule 3.25(a) to the Company Disclosure
Schedule is evidence of title to all real property owned by the Company or the Bank and used for banking operations. Except as set forth on Schedule 3.25(a) to the Company Disclosure Schedule, to the Company's Knowledge, the Company's title to such properties are not subject to any exceptions.

                  (b) Except as set forth on Schedule 3.25(b) to the Company Disclosure Schedule, all leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the Knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the Knowledge of the Company, the other party. None of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude the Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.26 Indemnification. Except as set forth on Schedule 3.26 to the Company Disclosure Schedule, to the Knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

         3.28 Rights Agreement. The Company has amended the Rights Agreement (as defined below) to (i) render the Rights Agreement, dated as of February 18, 1997, by and among the Company and Computershare Investor Services LLP (as successor to Harris Trust and Savings Bank) (the "Rights Agreement") inapplicable with respect to any aspect of the Merger or the transactions contemplated herein, and (ii) ensure that neither Purchaser nor any of its affiliates will be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement) and no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of any document relating to the Merger or the consummation of any action contemplated herein.

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         3.29     Bankruptcy Claims. The Company has taken all necessary actions to perfect its claims as a creditor in the bankruptcy proceedings of Reliance Acceptance Group, Inc. with respect to $3.0 million principal amount of subordinated notes, that were originally issued by Cole Taylor Financial Group, Inc. and became obligations of Reliance Acceptance Group, Inc.

         3.30 Fairness Opinion. The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Stifel, Nicolaus & Company Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         3.31 Fees. Other than the financial advisory services performed for the Company by Stifel, Nicolaus & Company Incorporated, neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

                                      IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) that:

                  (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking (where applicable) and business practices, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers, agents, brokers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

                  (d) The Company will not declare or pay any cash dividends on or make other distributions with respect to its capital stock, except that the Company will be permitted to declare and pay a regular quarterly cash dividend per share not exceeding $.10; provided, however, that the parties shall cooperate to schedule the Closing at a time during any quarter so that it occurs prior to the dividend record date of the Company or following the dividend record date of Purchaser. It is the intent of this Section 4.1(d) that holders of Company Common Stock who receive payment of cash dividends on their shares of Company Common Stock from the Company in a given quarter not also be holders of record on the record date in such quarter for the payment of cash dividends as the holders of shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock. Except as may be agreed to by the other party hereto consistent with the first sentence of this Section 4.1(d), neither the Company nor Purchaser shall make any changes in its normal practice of establishing dividend record or dividend payment dates.

                  (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis.

                  (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                  (g) Except for transactions permitted under any affiliate letter delivered pursuant to Section 5.5 of this Agreement and as otherwise contemplated by this Agreement or the Rights Agreement, or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights or similar stock-based employee compensation rights, including, but not limited to, grants under the RRP Plans.

                  (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance.

                  (i) Except as set forth in Schedule 4.1(i) to the Company Disclosure Schedule or as contemplated in Section 5.14 (including in any writing entered into in accordance with Section 5.14), the Company will not, and will not permit any Company Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any Company Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any Company Qualified Plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement.

                  (j) Neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal with a term of more than one
(1) year or payments greater than $50,000.

                  (k) Neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

                  (l) Except as set forth on Schedule 4.1(l) to the Company Disclosure Schedule, the Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

                  (m) The Company will, and will cause each Company Subsidiary to, use its commercially reasonable good faith efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters of which the Company has Knowledge which could reasonably give rise to a claim prior to the Effective Time.

                  (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Certificate of Incorporation, Charters, or Bylaws, except as contemplated on Schedule 4.1(n) to the Company Disclosure Schedule or by this Agreement.

                  (o) The Company will not, and will not permit any Company Subsidiary to, enter into, renew, increase or materially modify any (i) loan secured by lease receivables; (ii) loan secured by commercial real estate, (iii) business loan, (iv) loan or credit commitment to (including letters of credit and including investments in, or agreements to invest in) any person or entity who is listed as a borrower on a "watch list" or similar internal report of the Company or the Bank, (v) loan or credit commitment which is secured by property located outside of the six-county Chicago MSA, or (vi) loan or credit commitment in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower would be in excess of $1,000,000. Notwithstanding the foregoing, in no event may the Company or any Company Subsidiary enter into, renew, increase or materially modify any loan or credit commitment except in accordance with its lending policies as in effect on the date hereof, provided, however, that nothing in this subsection shall prohibit the Company or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement.

                  (p) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (q) Without the approval of the Chief Financial Officer of Purchaser, the Company will not, and will not permit any Company Subsidiary to: (i) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise as defined by the Company's investment policy, except that individual investment and mortgage-backed securities purchases will be limited to $3 million per issue, and will only be of the two highest investment grade categories, and no fixed-rate security should have an average life of greater than four (4) years; (ii) have outstanding at any one time more than $32.5 million of internet-sourced certificates of deposit, consistent with current term and pricing policies; or (iii) incur any indebtedness for borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of four
(4) years and without embedded options that are exercisable by the Federal Home Loan Bank.

                  (r) Except as required by applicable law or regulation, the Company (i) will not, and will not permit any Company Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each Company Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

                  (s) The Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

                  (t) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

                  (u) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has a Company Material Adverse Effect.

                  (v) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser.

                  (w) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value.

                  (x) Except as set forth on Schedule 4.1(x) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, further, any computer or network equipment ordered by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser.

                  (y) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations.

                  (z) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

                  (aa) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, unless the expense recognized by the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is less than $50,000, or unless such discharge or satisfaction is covered by general or specific reserves.

                  (bb) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure by the Company or any Company Subsidiary in excess of $50,000.

                  (cc) Neither the Company, nor any Company Subsidiary, will offer internet banking services to its customers, or enter into any contract or procure any services or assets in order to offer internet banking services to its customers.

                  (dd) Except as set forth on Schedule 4.1(dd) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) that:

                  (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

                  (b) Purchaser will, and will cause the Purchaser Subsidiaries to, use their commercially reasonable good faith efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon any of them in connection with the Merger.

                  (c) Purchaser will, and will cause the Purchaser Subsidiaries to, use their commercially reasonable good faith efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement.

                  (d) Purchaser shall cooperate with Company to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof.

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                  (e)      Purchaser will not, and will not permit any Purchaser
Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (f) Purchaser will promptly advise the Company, orally and in writing, of any event or series of events which has a Purchaser Material Adverse Effect.

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or, to their Knowledge, encourage, or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any Acquisition Transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its commercially reasonable good faith efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, upon receipt of a bona fide, written proposal or offer unsolicited after the date hereof made by any Person or group (other than Purchaser or any of its affiliates) with respect to an Acquisition Transaction that the Board of Directors of the Company determines, in good faith, could result in a Superior Proposal (as defined below), the Company may provide information at the request of or enter into negotiations with a third party with respect to such Acquisition Transaction, and provided, further, that the Company shall provide to Purchaser concurrently any information it provides to such third party which it has not previously provided to Purchaser. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all material facts relating to such inquiries.

                  (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

         4.4 Request for Consent. With respect to any written request by either party for the other party's consent to any non-permitted action described in Section 4.1 or 4.2, as the case may be, the requested party shall not condition, delay or withhold its consent unreasonably, and the requesting party shall be entitled to conclusively presume that the other party has consented to any such action unless the requesting party shall have received the other party's written objection to such action within five (5) business days of the date of the requested party's actual receipt of such written request; provided, however, in the event that the Chief Executive Officer of either party sends a request in accordance with Section 8.2 hereof and expressly and conspicuously requests expedited consideration of a matter concerning a non-permitted action described in Section 4.1 or 4.2, as the case may be, the requesting party shall be entitled to conclusively presume that the other party has consented to any such action unless the requesting party shall have received other party's written objection to such action within two (2) business days of the date of the requested party's actual receipt of such written request. For purposes of this
Section 4.4, receipt shall be conclusively evidenced by fax transmittal notification.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants. From the date hereof until the Effective Time, the Company shall, upon reasonable request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting stockholders, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

                  (b) Purchaser shall provide the Company reasonable access to the books and records of Purchaser, and such information concerning its business and properties as reasonably requested by the Company.

                  (c) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting. The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(c) hereof. Notwithstanding the foregoing, the Company shall not be required to provide Purchaser with any materials in violation of applicable Delaware law, or that relate to this Agreement or an Acquisition Transaction, or that involve matters protected by the attorney-client privilege.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C (the "Bank Merger Agreement") pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         5.4      D&O Indemnification.

                  (a) Purchaser hereby agrees that for six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay in excess of $125,000 to obtain such policy, and if the Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for such maximum amount.

                  (b)      From and after the Effective Time through the sixth
(6th) anniversary of the Effective Time, the Purchaser shall, and shall cause and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties"), jointly and severally indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or

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prior to the Effective Time, including, without limitation, in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Certificate of Incorporation (or other chartering document) and Bylaws to indemnify such Indemnified Parties and in the manner most favorable to the Indemnified Parties to which the Company or Company Subsidiary could indemnify such parties under the Certificate of Incorporation (or other chartering document) and Bylaws of such entity, in each case as in effect on the date hereof, subject to applicable law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party except to the extent that such failure materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, (whether arising before or after the Effective Time); (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), or, if there is any conflict of interest between Purchaser and the Indemnified Party, the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

         5.5 Affiliate Letters. The Company has delivered to Purchaser a signed representation letter as to certain restrictions on resale and other matters substantially in the form of Exhibit D hereto from the executive officers, directors and stockholders of the Company set forth on Schedule 5.5 of the Company Disclosure Schedule. The Company shall use its commercially reasonable good faith efforts to obtain and deliver to Purchaser, as promptly as practicable, a signed representation letter substantially in the form of Exhibit D from any other person who is or who becomes an executive officer, director or stockholder who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act as Purchaser may reasonably request.

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         5.6      Regulatory Applications. Purchaser shall, as soon as
practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable good faith efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, except as set forth in Schedule 5.6, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Purchaser Material Adverse Effect. In the event of an adverse or unfavorable determination by any Governmental Authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser in good faith after consultation with the Company. Purchaser shall deliver a draft of the nonconfidential portions of all regulatory applications to the Company prior to filing them and copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement promptly after receipt, and Purchaser shall deliver a final copy of the nonconfidential portions of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         5.7 Financial Statements and Reports. From the date hereof and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) each party will deliver to the other, not later than thirty (30) days after the end of any fiscal quarter, the quarterly reports filed with the OTS by the Company or the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five (45) days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) each party will deliver to the other, any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.8 Registration Statement; Stockholder Approval. As soon as reasonably practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued solely to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the meeting of stockholders (the "Stockholders' Meeting") to be held by the Company for purposes of considering this Agreement, and for such other purposes as the parties agree or as may be legally required, and Purchaser and the Company shall use their commercially reasonable good faith efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken, if any, under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. Subject to Schedule 5.8 of the Purchaser Disclosure Schedule, the Company shall call the Stockholders' Meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement. In connection with the Stockholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and the Company shall mail, subject to
Schedule 5.8 of the Purchaser Disclosure Schedule, the Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto but in any event no less than twenty (20) business days prior to the date of the Stockholders' Meeting (the "Mailing Date"); and (b) unless the Board of Directors of the Company determines, in good faith, that doing so could be inconsistent with its fiduciary duties to the Company or the Company's stockholders under applicable law, the Board of Directors of the Company shall unanimously recommend to its stockholders the adoption of this Agreement and the Merger, and shall otherwise use its commercially reasonable good faith efforts to the extent consistent with its fiduciary duty to obtain such stockholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its Knowledge of any event or condition (financial or otherwise) that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has a Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to (i) any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice, and (ii) all of the breaches considered as a whole, described in all notices delivered pursuant to this Section 5.9. Each party agrees to provide an updated notice to the other party if a prior notice delivered pursuant to this Section 5.9 is determined to be inaccurate in any materially adverse respect, which updated notice shall be treated for all purposes under this Agreement as a notice described in the first sentence of this Section 5.9.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law or Nasdaq rules, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Purchaser to the content of any communication to its stockholders.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in
Article VI hereof as of the Effective Time, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company pursuant to
Section 5.9 as to which Purchaser is deemed to have waived its right of termination; provided, however, except as set forth in this Section 5.11 with respect to information previously disclosed and deemed waived pursuant to
Section 5.9, the delivery of such supplements containing information which indicates any representation or warranty of the Company to be materially false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser and the Company shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to Purchaser and the Company, dated the Closing Date, subject to customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the stockholders of the Company with respect to such exchange except, with respect to the stockholders of the Company, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company stockholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a)(1)(A) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser or the Company to take any steps which will alter the Merger Consideration provided for in Section 1.2.

         5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

                  (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law and be consistent with Purchaser's obligations under this Section 5.14. The Company and Purchaser will, and the Company will cause the Bank to, use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) Except as contemplated in any Letter of Understanding discussed below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further, that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, without limitation, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which benefits are accrued by Company Employees under the Company defined benefit plan or allocations are made to Company Employees under the ESOP or the 401(k) Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

                  (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its commercially reasonable good faith efforts to obtain from each officer of the Company who is a party to an employment agreement or special termination agreement with the Company or the Bank a Letter of Understanding with Purchaser substantially in the forms of Exhibit E attached hereto (the "Letters of Understanding"), addressing certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder, and where applicable, such executive's employment after the Effective Time.

                  (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, without limitation, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

                  (e) The parties acknowledge that the ESOP has been and shall remain, frozen until and following the Effective Time. The Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. As soon as is reasonably practicable after the Effective Time, Purchaser shall cause the ESOP to be merged (without loss or limitation of any benefit) into the Purchaser's employee stock ownership plan in compliance with Section 414(l) of the Code.

                  (f) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans as set forth in the letter agreement of even date herewith between Purchaser and the Company in the form of Exhibit F attached hereto.

         5.15 Appointment to Purchaser Board of Directors. Purchaser shall, effective as of the Effective Time, cause the Chairman and Chief Executive Officer of the Company to become a director of Purchaser, with a position in that class of directors the term of which expires at the third annual meeting of Purchaser's stockholders following the Effective Time.

         5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. The Advisory Board shall consist of all current members of the Board of Directors of the Company and the Bank who are members of such Boards of Directors as of the Effective Time (before giving effect to Section 6.2(k)) other than the Chairman and Chief Executive Officer of the Company and the President of the Company, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at the Bank; provided, that the Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

         5.17 Rights Agreement. The Company shall take all necessary steps to terminate the Rights Agreement at minimal cost to the Company or Purchaser effective upon the Effective Time, provided, however, the Company shall not redeem the Rights without the prior written consent of Purchaser.

         5.18     Environmental Investigation.

                  (a) Following the date hereof, Purchaser may engage an environmental consultant acceptable to the Company to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company and the Bank and any other real estate owned by the Company, other than the parcel located at 5455 W. Belmont Avenue, Chicago, Illinois. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than forty-five (45) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein without regard to any knowledge qualifiers or exceptions that may be contained in the Company Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations. The costs, if any, of estimates from such consultants or contractors shall be borne by Purchaser.

                  (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments obtained pursuant to Section 5.18(a) or any subsequent investigation phases that may be conducted on the properties for which any such Phase I assessment was obtained, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All such post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any such post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and the Company. If such work plans or removal or remediation actions are estimated to cost more than $100,000 (individually or in the aggregate) to complete, Purchaser and the Company shall discuss in good faith a mutually acceptable modification of this Agreement. Purchaser and the Company shall cooperate in the review, approval and implementation of all such work plans.

                  (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment conducted pursuant to this
Section 5.18 and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000 then Purchaser may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

         5.19 Cooperation. Subject to applicable law and regulation, the Company and the Company Subsidiaries shall at such times as are reasonably requested by Purchaser prior to Closing (i) consult and cooperate with Purchaser with respect to conforming the loan, classification, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, and (ii) establish and take such accruals, reserves and changes to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and to implement the same; provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not consistent with GAAP.

                                      VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

                  (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

                  (b) This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Company at the Stockholder's Meeting.

                  (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

                  (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

                  (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.12 above).

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company (i) shall have been true and correct in all material respects as of the date of this Agreement and
(ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time. For purposes of this Section 6.2(a), the representations and warranties made by the Company shall be deemed true and correct in all material respects as of the Effective Time unless the failure of any such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualifications as to Company Material Adverse Effect or Company Material Adverse Change set forth in any such representation or warranty, but giving effect to any updates pursuant to Section
5.11 and waivers in accordance with Section 5.9, constitute a Company Material Adverse Change.

                  (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

                  (d) Except as otherwise noted on Schedule 3.24 to the Company Disclosure Schedule as not required for purposes of this Section 6.2(d), to the extent any material lease, license, loan or financing agreement or other material contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given. Notwithstanding anything to the contrary set forth herein, the Company shall obtain the prior written consent of the respective individuals to the assignment of all leases set forth in Section (b) to Schedule 3.25 to the Company Disclosure Schedule.

                  (e) As of the Closing Date, there shall have been no Company Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Company Material Adverse Change, except in accordance with Section 5.9.

                  (f) Purchaser shall have received a certificate signed by the Chairman and Chief Executive Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

                  (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the Knowledge of the Company, be threatened by, any actions, suits, proceedings, litigation or legal proceedings (except as may be set forth on Schedule 3.9 to the Company Disclosure Schedule) which, in the reasonable opinion of Purchaser, have or are likely to have a Company Material Adverse Effect, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or be threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to the performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Company Material Adverse Effect. No action, suit, proceeding or claim shall have been instituted by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which, in the reasonable opinion of Purchaser, has a substantial likelihood of being successful and which would prohibit consummation of the Merger.

                  (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                  (i) If requested by the Purchaser, the Company shall have caused to be delivered to Purchaser letters from the Company's independent public accountants, Crowe, Chizek and Company LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Purchaser and the Company, with respect to the Company's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

                  (j) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company, and Purchaser shall have received certified (by the Secretary or an Assistant Secretary of the Company) copies of the resolutions evidencing such authorization.

                  (k) Except as otherwise contemplated by Section 1.1(d), the Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries, effective as of the Effective Time, in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

                  (l) Purchaser shall have received an opinion of Barack Ferrazzano, counsel for the Company, in a form mutually agreeable to the parties.

                  (m) The Company shall have taken all necessary actions to repay the obligations of the Company set forth on Schedule 6.2(m) to the Company Disclosure Schedule, unless otherwise requested by the Purchaser.

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of Company to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct as of the Effective Time as though made at and as of the Effective Time; provided, however, that any representation and warranty that is qualified as to Material Adverse Effect shall be deemed true and correct as of the Effective Time if any inaccuracy therein does not constitute a Purchaser Material Adverse Change.

                  (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) The Company shall have received a certificate signed by the Chairman and Chief Executive Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                  (d) The Company shall have received an opinion of Vedder, Price, Kaufman & Kammholz, counsel for Purchaser, in a form mutually agreeable to the parties.

                  (e) Purchaser Common Stock, including the shares to be issued as part of the Merger Consideration, shall be listed on Nasdaq as of the Effective Time.

                  (f) As of the Closing Date, there shall have been no Purchaser Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Purchaser Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Purchaser Material Adverse Change, except in accordance with Section 5.9.

                  (g) In the event Purchaser delivers to the Company any notice delivered pursuant to Section 5.9 indicating that any matter set forth on or incorporated by reference on Schedule 2.1(c) of the Purchaser Disclosure
Schedule is not true, correct, accurate and complete in all materials respects, the Board of Directors of the Company shall have received an opinion, dated within ten (10) business days of the receipt of such notice, from Stifel, Nicolaus & Company Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, subject to the terms hereof, before or after adoption of this Agreement by the stockholders of the Company:

                  (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company.

                  (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder.

                  (c) By either party at any time after the stockholders of the Company fail to adopt this Agreement in a vote taken at a meeting duly convened for that purpose.

                  (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in Section 6.2 hereof, in the case of Purchaser, or Section
6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9; or

                  (e) By either party on or after September 30, 2003, in the event the Merger has not been consummated by such date (provided that the terminating party has not caused the Merger to not be consummated by such date due to its material breach of any representation, warranty, covenant or other agreement contained herein).

                  (f) By Purchaser on or before the 10th day prior to the Mailing Date (or such later date as the parties shall mutually agree) pursuant to the provision of Section 5.18(c) hereof relating to certain environmental matters.

                  (g) By the Company, if (i) the Company has complied with the provisions of Section 4.3, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Purchaser or any affiliate of Purchaser, shall have commenced, made or proposed an Acquisition Transaction, (iii) the Company's Board of Directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to the Company's stockholders than the Reorganization (as defined below), and (iv) the Company's Board of Directors shall have determined, in good faith, that if it failed to recommend such offer or accept such proposal then such failure would be determined to result in a breach of the directors' fiduciary duties (a

"Superior Proposal"); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this Section 7.1(g) has been delivered to Purchaser, together with a summary of the terms of any such offer or proposal.

                  (h) By the Company, by delivery of notice to Purchaser at any time during the three business-day period commencing on the Determination Date, if both of the following conditions are satisfied:

                           (i) the Average Closing Price shall be less than eighty-two and one-half percent (82.5%) of the Announcement Price; and

                           (ii) (A) the quotient obtained by dividing the Average Closing Price by the Announcement Price (such quotient being referred to herein as the "Purchaser Ratio") shall be less than (B) the number obtained by taking the quotient obtained by dividing the Index Value on the Determination Date by the Index Value on the Starting Date and subtracting 0.175 from such quotient (such number being referred to herein as the "Index Ratio").

         For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

         "Announcement Price" shall mean the per share closing price of Purchaser on Nasdaq next determined after announcement of this Agreement.

         "Average Closing Price" shall mean the average per share closing price of the Purchaser Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days on which such shares are traded next preceding the Determination Date.

         "Determination Date" shall mean the date seven (7) business days prior to the Closing Date.

         "Index" shall mean the entities (and the appropriate index weighting of such entities) as set forth on Exhibit G.

         "Index Value" on a given date shall mean the value of the Index, determined in accordance with Exhibit G.

         "Starting Date" shall mean December 18, 2002.

                  (i) By the Company in the event (a) Purchaser has failed to properly file with the OTS application on Form H-(e)2 with respect to the Merger (the "Application") on or before March 31, 2003, (b) the OTS has failed to notify Purchaser on or before June 30, 2003 that the Application is "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS, or (c) the OTS has failed to issue to Purchaser a written denial, approval or extension of the Application dated within sixty (60) days of the date of the OTS notice to Purchaser indicating that the Application is "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(i) in the event any of the time periods set forth in subparagraphs (a), (b), or (c) above are not met as a result of (i) the failure of the Company to have performed in all material respects all obligations, or to have complied in all material respects with all agreements and covenants, required by this Agreement to be performed or complied with by the Company prior to the time the Company exercises its right to terminate under
Section 7.1(i), or (ii) any matters or issues (expressly identified to the parties hereto by the OTS) relating solely to the Company or the Bank; provided, further, the Company's right to terminate the Agreement under Section 7.1(i)(a) shall expire fifteen (15) days after the filing of the Application, and the Company's right to terminate the Agreement under Section 7.1(i)(b) shall expire fifteen (15) days after the Application has been deemed "sufficient" pursuant to 12 C.F.R. ss.574.6(c)(2) and accepted for processing by the OTS.

         7.2 Termination Fee to Purchaser. (a) In consideration of the expenses and forgone opportunities of Purchaser, as a condition and inducement to Purchaser's willingness to enter into and perform this Agreement, provided that the Company has not validly terminated this Agreement pursuant to Section 7.1(d), 7.1(h) or 7.1(i), the Company shall pay to Purchaser immediately upon demand a fee of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Termination Fee") upon the earliest to occur of the following:

                           (i) the Purchaser shall have terminated this Agreement pursuant to Section 7.1(c) or 7.1(d) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn or changed in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing in clause
         (A); or

                           (ii) the Company shall have (A) terminated this Agreement pursuant to Section 7.1(g), (B) entered into an agreement with a party other than Purchaser or an affiliate of Purchaser providing for an Acquisition Transaction described in Section 4.3(b)(i) through (iv), or (C) terminated this Agreement pursuant to Section 7.1(c) and any action or inaction described in Section 7.2(a)(i)(A) or
         (B) shall have occurred; or

                           (iii) the announcement of a tender or exchange offer with the intent to accomplish any of the foregoing, which offer the Company's Board of Directors does not reject.

                  (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than (i) mutual agreement of the parties pursuant to Section 7.1(a) above, (ii) a valid termination by either party pursuant to Section 7.1(b), (iii) a valid termination by the Company pursuant to
Section 7.1(d), 7.1(h) or 7.1(i), or (iv) a valid termination by the Purchaser pursuant to Section 7.1(f), the Termination Fee, unless previously paid, shall continue to be payable by the Company to Purchaser upon the consummation of any Acquisition Transaction that is entered into or announced during the 18-month period, and is consummated during the 30-month period, from and after the date hereof with any party (or an affiliate of any party) that had delivered a written proposal for, or otherwise engaged in activities relating to, an Acquisition Transaction prior to the termination date of this Agreement.

                  (c) Other than in connection with fraud or bad faith by the Company, the right of Purchaser to receive the Termination Fee under circumstances where Purchaser is entitled to receive the Termination Fee is the exclusive remedy of Purchaser for any damages suffered as a result of the failure of the Merger to occur and the Company shall have no other duty to Purchaser on account of the failure of the Merger to occur.

         7.3 Termination Fee to the Company. In consideration of the expenses and foregone opportunities of the Company, as a condition and inducement to Company's willingness to enter into and perform this Agreement, if
(A) the Company terminates this Agreement pursuant to Sections 7.1(i); or (B) this Agreement is terminated for any other reason and the Company would have had the right to terminate this Agreement pursuant to Section 7.1(i) as of the effective date of any such termination, then Purchaser shall pay the Company immediately upon demand and in immediately available funds a fee of $1,000,000; provided, however, that the Company shall not be entitled to any such fee in the event this Agreement is terminated pursuant to Section 7.1(a) or validly terminated by Purchaser pursuant to Section 7.1(d).

         7.4 Expenses. Except as otherwise provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 7.4 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including, without limitation, attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.5 Effect of Termination; Survival of Agreements. If this Agreement is terminated for any reason, no party shall have any further liability hereunder to the other party or otherwise with respect to any claims related to the matters or the transactions contemplated hereby and this Agreement shall forthwith become void and be of no further effect; except that
(i) the agreements contained in Sections 5.1(c), 5.10, 7.2, 7.3 and 7.4 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.6 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which by law requires the further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.7 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in accordance with Section 5.9 hereof or in writing at any time by the party which is entitled to the benefits thereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except in connection with matters that are deemed waived pursuant to Section 5.9. Except in connection with matters that are deemed waived pursuant to Section 5.9, no waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time except as provided for in
Section 7.5.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

         (a)      if to Purchaser:     MAF Bancorp, Inc.
                                       55th & Holmes Avenue
                                       Clarendon Hills, Illinois 60514
                                       Attention:    Allen H. Koranda
                                                     Chairman and Chief
                                                     Executive Officer
                                       Telephone Number: (630) 887-5800
                                       Facsimile Number: (630) 325-0407

         copy to: Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601
                                       Attention:  Jennifer R. Evans, Esq.
                                       Telephone Number: (312) 609-7500
                                       Facsimile Number: (312) 609-5005

         (b)      if to the Company:   Fidelity Bancorp, Inc.
                                       5455 W. Belmont
                                       Chicago, Illinois  60641
                                       Attention:    Raymond S. Stolarczyk
                                                     Chairman and Chief
                                                     Executive Officer
                                       Telephone Number: (773) 794-2410
                                       Facsimile Number: (773) 736-6471

         copy to:                      Barack Ferrazzano
                                       333 West Wacker Drive, Suite 2700
                                       Chicago, Illinois 60606
                                       Attention:    Edwin S. del Hierro, Esq.
                                       Telephone Number: (312) 984-3222
                                       Facsimile Number: (312) 984-3150

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

         8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.7 Definitions. In addition to the capitalized terms otherwise defined herein, as used in this Agreement, the following capitalized terms shall have the meanings provided in this Section 8.7:

         "Company Disclosure Schedule" and "Purchaser Disclosure Schedule" shall mean and refer to all of the disclosures, agreements, lists, instruments and other documentation described or referred to in this Agreement as constituting a numbered schedule to the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively.

         "Company Material Adverse Change" shall mean any occurrence or change that results in a Company Material Adverse Effect, but excluding any effect or change attributable to or resulting from: (A) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies; (B) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies; (C) expenses or expenditures incurred in connection with the negotiation and execution of this Agreement and any cost incurred solely at the request of Purchaser other than in the usual course consistent with the Company's past practices; or (D) an event or development specifically disclosed to Purchaser and waived pursuant to Section 5.9.

         "Company Material Adverse Effect" shall mean any effect (except as may relate to the Plan Amendments) that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of the Company to consummate the Reorganization as defined below, or the Bank to consummate the Bank Merger, or (ii) the ability of the Company or the Company Subsidiaries to perform their material obligations (including timeliness) hereunder.

         "Knowledge" or "to the Knowledge of" shall mean (unless otherwise expressly provided herein), with respect to the Company and the Company Subsidiaries, information known to any member of the boards of directors of the Company or the Bank or any of the officers of the Company or the Bank set forth on Schedule 8.7 to the Company Disclosure Schedule, and, in the case of Purchaser and the Purchaser Subsidiaries, information known to any member of the boards of directors of Purchaser or Mid America or any officer of Purchaser or Mid America set forth on Schedule 8.7 to the Purchaser Disclosure Schedule, and, in each case, any facts of which any of them is aware.

         "Purchaser Material Adverse Change" shall mean any occurrence or change (other than as disclosed on Schedule A to the Purchaser Disclosure Schedule) that results in a Purchase Material Adverse Effect, but excluding any effect or change attributable to or resulting from (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies, and (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies.

         "Purchaser Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of Purchaser and the Purchaser Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect the ability of Purchaser to consummate, the transactions contemplated in this Agreement, including without limitation, the transactions resulting in the

Merger and the Bank Merger (collectively, the "Reorganization"), or the ability of Mid America to consummate the Bank Merger.

         "Superior Proposal" shall have the meaning ascribed in Section 7.1(g).

                         [***SIGNATURE PAGE FOLLOWS***]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                      MAF BANCORP, INC.



                                      /s/  Allen H. Koranda
                                      ------------------------------------------
                                      By:  Allen H. Koranda
                                      Its: Chairman and Chief Executive Officer


                                      FIDELITY BANCORP, INC.



                                      /s/  Raymond S. Stolarczyk
                                      ------------------------------------------
                                      By:  Raymond S. Stolarczyk
                                      Its: Chairman and Chief Executive Officer

                                   EXHIBIT D

                                     Form of
                                AFFILIATE LETTER
                                ----------------

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Fidelity Bancorp, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of December 16, 2002 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

         As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock ("Purchaser Securities") in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger).

         I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

         C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities issued to me in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"); (ii) such sale, transfer or other disposition has been registered under the Act; or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act. I may, however, transfer any of my shares of

Purchaser Securities: (x) by gift to a charity or to a member of my immediate family for estate planning purposes and not to avoid the restrictions of this affiliate letter; (y) if necessary to discharge a fiduciary duty as a trustee; or (z) upon death by will or the laws of descent and distribution; provided in each such case that each transferee agrees to the terms of this affiliate letter.

         D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED DECEMBER 16, 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC.,
         A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

Purchaser agrees that the foregoing restrictive legend shall be promptly removed upon: (i) the sale, transfer or disposition of the Purchaser Securities in full compliance with the provisions of this letter agreement (except for any transfer permitted by (and in accordance with) the last sentence of Paragraph C above); or (ii) the provisions of clause (2) or (3) of Rule 145(d) being satisfied.

         F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION

         FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         G. I hereby agree that at any meeting of the stockholders of the Company however called, and in any action by written consent to the stockholders of the Company. I (solely in my capacity as a stockholder) shall vote the Company Common Stock which I am entitled to vote: (a) in favor of the adoption of the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise consented to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

         H. I agree not to vote or execute any written consent to rescind or amend in any manner any prior stockholder vote or written consent to adopt the Merger Agreement.

         I. I agree to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

         J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except: (i) for transfers by operation of law (in which case I agree to use commercially reasonable efforts to cause the transferee to be bound by the terms of this affiliate letter); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) for transfer permitted by (and in accordance with) the last sentence of Paragraph C above; or (iv) as Purchaser may otherwise agree in writing.

         K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and (iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below, and have sole and unrestricted voting power with respect to such shares of Company Common Stock:

                           __________________________

                           __________________________

                           __________________________

         L. I do not make any agreement or understanding herein in my capacity as a director or officer of the Company. I execute this letter agreement solely in my capacity as a holder of the Company Common Stock that I am entitled to vote and nothing herein will limit or affect any actions taken by me in my capacity as an officer or director of the Company.

         M. Notwithstanding anything herein to the contrary, my obligations under this letter agreement shall terminate, automatically and without any further action on my part or on the part of any party to the Merger Agreement, upon the termination of the Merger Agreement.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                      Very truly yours,


                                      ------------------------------------------
                                      Name:

Accepted and Agreed to                Number of Shares of
this ________ day of                  Company Common Stock _______________
___________, 2002, by


MAF Bancorp, Inc.

By:
   ---------------------------------
   Name:
   Title:

                                    EXHIBIT G

         The Index Value means the weighted average (weighted in accordance with the percentages listed below, which have been based on the number of shares outstanding) of the closing prices of the twenty (20) financial institution holding companies listed below as reported on the primary stock exchange for such company on the trading date immediately preceding the Starting Date or the Determination Date, as the case may be; provided, however, the common stock of such company must then be publicly traded and there shall not have been, since the Starting Date and before the Determination Date, any public announcement for such company to be acquired or for such company to acquire another company or companies in a transaction with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index and the weights redistributed proportionately for purposes of determining the Index. Further, if any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted.



                                                                             COMMON SHARES
COMPANY NAME                                               TICKER             OUTSTANDING        INDEX WEIGHTING
Washington Federal, Inc.                                   WFSL               63,540,820                8.87%
Webster Financial Corporation                              WBS                46,415,424                6.48%
Roslyn Bancorp, Inc.                                       RSLN               83,482,698                11.65%
Independence Community Bank Corp.                          ICBC               57,007,862                7.96%
Staten Island Bancorp, Inc.                                SIB                60,227,107                8.40%
Downey Financial Corp.                                     DSL                28,022,722                3.91%
Commercial Federal Corporation                             CFB                45,226,837                6.31%
Westcorp                                                   WES                39,192,789                5.47%
Waypoint Financial Corp.                                   WYPT               35,711,215                4.98%
Dime Community Bancshares, Inc.                            DCOM               25,786,254                3.60%
Anchor BanCorp Wisconsin Inc.                              ABCW               24,611,997                3.43%
Seacoast Financial Services Corporation                    SCFS               23,885,674                3.33%
BankAtlantic Bancorp, Inc.                                 BBX                58,304,786                8.14%
FirstFed Financial Corp.                                   FED                17,046,446                2.38%
Commonwealth Bancorp, Inc.                                 CMSB                9,665,846                1.35%
PFF Bancorp, Inc.                                          PFB                12,763,176                1.78%
BankUnited Financial Corporation                           BKUNA              25,212,077                3.52%
First Financial Holdings, Inc.                             FFCH               13,195,863                1.84%
United Community Financial Corp.                           UCFC               35,338,715                4.93%
Sterling Financial Corporation                             STSA               11,957,448                1.67%